Exhibit 99

BEMIS COMPANY, INC.
One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669

For additional information please contact:
Melanie E. R. Miller
Vice President, Investor Relations
and Treasurer
(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2013 FIRST QUARTER RESULTS

NEENAH, WISCONSIN, April 25, 2013 - Bemis Company, Inc. (NYSE-BMS) today reported first quarter 2013 diluted earnings of $0.47 per share on net sales of $1.3 billion. Excluding the effect of facility consolidation and acquisition-related integration charges detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share”, adjusted diluted earnings per share would have increased to $0.53 for the first quarter of 2013 compared to $0.49 for the first quarter of 2012. Excluding the impact of currency, net sales for the quarter decreased by 1.8 percent compared to the first quarter of 2012.

“I am pleased to report that we achieved record first quarter adjusted earnings per share this year,” said Henry Theisen, Bemis Company's President and Chief Executive Officer. “Our improved margin performance reflects our increased sales of barrier packaging for refrigerated products and the benefits of our 2012 facility consolidation program. We are building positive momentum as we enter our seasonally stronger summer months and look forward to continued improvement throughout the year.”

HIGHLIGHTS OF THE FIRST QUARTER OF 2013:

•	Adjusted diluted earnings per share increased 8.2 percent to $0.53, in line with management's guidance for the quarter.

•	Gross profit as a percent of net sales improved to 19.3 percent compared to 17.7 percent in the first quarter of 2012.

•	Facility consolidation charges totaled $9.3 million.

•	Bemis repurchased one million shares of its common stock at a cost of $36 million.

•	Bemis increased its quarterly cash dividend by 4 percent, the 30th consecutive annual increase.

•
Management established adjusted diluted earnings guidance for the second quarter of 2013 in the range of $0.57 to $0.63 per share, and confirmed total year 2013 earnings guidance in the range of $2.30 to $2.45 per share.

BUSINESS SEGMENT RESULTS
U.S. Packaging
For the first quarter of 2013, U.S. Packaging net sales of $746.0 million represented a decrease of 2.5 percent compared to the same period of 2012. U.S. Packaging segment operating profit for the first quarter of 2013 was $86.0 million, or 11.5 percent of net sales, compared to $82.0 million, or 10.7 percent of net sales, in 2012. Facility consolidation program costs negatively impacted results during each period. Excluding these costs, segment adjusted operating profit for 2013 would have been $95.4 million, or 12.8 percent of net sales, compared to $89.6 million, or 11.7 percent of net sales, in 2012. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit”)

Lower net sales in 2013 reflect generally lower unit sales volumes of packaging for certain non-barrier packaging, partially offset by increased unit sales volumes of packaging for products such as refrigerated foods where barrier technology is a requirement. Lower unit sales volume is partially attributable to the reduction of certain low margin sales in conjunction with the facility consolidation program. In addition, cooler weather in many parts of the United States this spring has delayed the start of the normally strong season for certain grocery products that we package. The improved operating profit levels primarily reflect the cost savings associated with those facility consolidation activities which were completed in 2012.

Global Packaging
For the first quarter of 2013, Global Packaging net sales of $368.5 million represented a decrease of 6.6 percent compared to the first quarter of 2012. Acquisitions increased net sales by less than one percent, while currency translation decreased net sales by 6.5 percent. Global Packaging segment operating profit for the first quarter was $25.9 million, or 7.0 percent of net sales, compared to $25.9 million, or 6.6 percent of net sales, for the same period in 2012. Facility consolidation program and acquisition-related integration costs impacted results during each period. Excluding these costs, segment adjusted operating profit would have been $25.3 million, or 6.9 percent of net sales, compared to $28.3 million, or 7.2 percent of net sales, in 2012. The net effect of currency translation decreased operating profit during the first quarter of 2013 by $2.2 million.

Excluding the impact of acquisitions and currency translation, net sales decreased modestly reflecting the impact of lower unit sales volumes substantially offset by higher selling prices. Three low margin facilities in the global packaging business segment were closed during 2012 as part of the facility consolidation program.

Pressure Sensitive Materials
Pressure Sensitive Materials net sales totaled $140.5 million for the first quarter, a 3.3 percent decrease from the same period in 2012. Currency effects were insignificant to net sales during the period. First quarter operating profit was $7.7 million, or 5.5 percent of net sales, compared to $9.7 million, or 6.7 percent of net sales, for the first quarter of 2012. Currency translation did not significantly impact results for the first quarter.

Higher unit sales volumes of label products substantially offset lower unit volumes for both graphic and technical products, resulting in a less favorable sales mix and lower operating profit margins during the quarter.

2013 OUTLOOK
Commenting on the year ahead, Theisen stated, “Our outlook for 2013 is unchanged, as we anticipate volume levels to be consistent with 2012, coupled with a generally stable raw material cost environment. The facility consolidation activities are substantially completed, and we are maintaining our cost savings objective of $45 million for 2013. In a low growth environment, cost management continues to be a priority. We expect our continued prudent investments in barrier technology and related capacity will deliver improving returns once market growth returns.”

Management expects adjusted diluted earnings per share for the second quarter of 2013 to be in the range of $0.57 to $0.63. This excludes charges associated with the facility consolidation program, which will continue through the second quarter of 2013 as the remaining production is transitioned and properties are prepared for sale.

Management confirmed its guidance for adjusted diluted earnings per share for the full year 2013 in the range of $2.30 to $2.45 per share. The incremental savings of the facility consolidation activities are expected to be approximately $37 million in 2013. The annualized savings rate of $50 million is expected to be achieved during the second quarter of 2013. The effective income tax rate for the remaining quarters of 2013 is expected to be approximately 35.3 percent.

Management also confirmed that it expects its total year 2013 cash provided by operating activities to total approximately $430 million and capital expenditures to total approximately $175 million.

OTHER OPERATING (INCOME) EXPENSE, NET
For the first quarter of 2013, other operating income and expense included $2.9 million of fiscal government incentive income, compared to $5.2 million for the first quarter of 2012. Fiscal government incentives are associated with net sales and manufacturing activities in certain Brazilian operations and are included in global packaging segment operating profit. The decrease in fiscal incentive income reflects lower sales volumes as well as reductions of available fiscal incentives.

CAPITAL STRUCTURE AND CASH FLOW
Net debt to adjusted EBITDA was 2.3 times at March 31, 2013, consistent with the first quarter of 2012. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as adjusted last twelve months operating income plus depreciation and amortization. Increased levels of working capital at the end of the quarter reflect generally higher inventory levels in anticipation of increased shipments during the seasonally strong second quarter.

Cash flow from operations of $8.4 million reflects the impact of the increased levels of working capital and $10.8 million of cash paid related to the facility consolidation program. The decrease in interest expense for the period primarily reflects a higher proportion of low cost commercial paper as a percent of total debt outstanding compared to the first quarter of 2012.

EFFECTIVE INCOME TAX RATE
The effective tax rate for the quarter was 31.0 percent.  During the quarter, a $4.5 million tax benefit was recognized for the reversal of non-US tax liabilities that were assumed in a past acquisition.  Bemis also recognized an equal amount of non-operating expense for the write-off of related receivables.  These equal and offsetting items had no impact on operating profit and net income.

PRESENTATION OF NON-GAAP INFORMATION
This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, equipment relocation costs, lease termination payments, accelerated depreciation, and the write-down of equipment. These measures also exclude certain acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's on-going business operations.

FORWARD LOOKING STATEMENTS
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, the funded status of our defined benefit plans, foreign currency fluctuations, unexpected costs associated with plant closings and disposal activities, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2012.

INVESTOR CONFERENCE CALL
Bemis Company, Inc. will webcast an investor telephone conference regarding its first quarter 2013 financial results this morning at 10 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.
Bemis Company, Inc. is a major supplier of packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis Company is included in the S&P 500 index of stocks and reported 2012 net sales of $5.1 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 20,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$1,255.0	$1,304.8
Cost of products sold	1,013.2	1,073.8
Gross profit	241.8	231.0

Operating expenses:
Selling, general and administrative expenses	130.6	129.2
Research and development	11.3	10.9
Facility consolidation and other costs	9.3	8.3
Other operating (income) expense, net	(1.5)	(5.9)

Operating income	92.1	88.5

Interest expense	16.6	20.5
Other non-operating (income) expense, net	4.1	0.1

Income before income taxes	71.4	67.9

Provision for income taxes	22.1	23.9

Net income	$49.3	$44.0

Basic earnings per share	$0.48	$0.42

Diluted earnings per share	$0.47	$0.42

Cash dividends paid per share	$0.26	$0.25

Weighted average shares outstanding (including participating securities):
Basic	103.3	104.4
Diluted	104.4	105.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	March 31, 2013	December 31, 2012
ASSETS

Cash and cash equivalents	$152.7	$114.1
Accounts receivable, net	709.7	645.2
Inventories	698.0	661.9
Prepaid expenses and other current assets	105.7	103.8
Total current assets	1,666.1	1,525.0

Property and equipment, net	1,330.9	1,351.3

Goodwill	1,038.6	1,034.3
Other intangible assets, net	198.1	201.2
Deferred charges and other assets	71.7	73.9
Total other long-term assets	1,308.4	1,309.4

TOTAL ASSETS	$4,305.4	$4,185.7

LIABILITIES

Current portion of long-term debt	$0.2	$0.3
Short-term borrowings	8.4	8.6
Accounts payable	406.6	382.1
Accrued salaries and wages	88.5	107.9
Accrued income and other taxes	45.4	34.3
Other current liabilities	92.5	109.8
Total current liabilities	641.6	643.0

Long-term debt, less current portion	1,542.8	1,417.6
Deferred taxes	207.9	198.3
Other liabilities and deferred credits	281.9	285.9

TOTAL LIABILITIES	2,674.2	2,544.8

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.8 and 127.2 shares, respectively)	12.8	12.7
Capital in excess of par value	536.2	545.4
Retained earnings	1,923.3	1,900.9
Accumulated other comprehensive loss	(100.3)	(112.9)
Common stock held in treasury (25.0 and 24.0 shares at cost, respectively)	(740.8)	(705.2)
TOTAL EQUITY	1,631.2	1,640.9

TOTAL LIABILITIES AND EQUITY	$4,305.4	$4,185.7

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities
Net income	$49.3	$44.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.2	55.0
Excess tax benefit from share-based payment arrangements	—	0.2
Share-based compensation	4.5	4.9
Deferred income taxes	5.8	2.4
Income of unconsolidated affiliated company	(0.6)	(0.7)
Loss (gain) on sale of property and equipment	0.2	(0.3)
Net facility consolidation and other costs	(1.7)	0.3
Changes in working capital, excluding effect of acquisitions	(100.7)	(62.4)
Net change in deferred charges and credits	2.4	5.4

Net cash provided by operating activities	8.4	48.8

Cash flows from investing activities
Additions to property and equipment	(27.2)	(23.7)
Business acquisitions and adjustments, net of cash acquired	0.2	—
Proceeds from sale of property and equipment	0.3	1.3

Net cash used in investing activities	(26.7)	(22.4)

Cash flows from financing activities
Repayment of long-term debt	—	(1.1)
Net borrowing of commercial paper	129.2	4.5
Net borrowing of short-term debt	0.1	1.0
Cash dividends paid to shareholders	(27.2)	(26.1)
Common stock purchased for the treasury	(35.6)	—
Excess tax benefit from share-based payment arrangements	—	(0.2)
Stock incentive programs and related tax withholdings	(12.7)	(1.6)

Net cash provided by (used in) financing activities	53.8	(23.5)

Effect of exchange rates on cash and cash equivalents	3.1	0.3

Net increase in cash and cash equivalents	38.6	3.2

Cash and cash equivalents balance at beginning of year	114.1	109.8

Cash and cash equivalents balance at end of period	$152.7	$113.0

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
U.S. Packaging
Operating profit before facility consolidation and other costs	$95.4	$89.6
Facility consolidation and other costs	(9.4)	(7.6)
Operating profit	86.0	82.0

Global Packaging
Operating profit before facility consolidation and other costs	25.8	26.6
Facility consolidation and other costs	0.1	(0.7)
Operating profit	25.9	25.9

Pressure Sensitive Materials
Operating profit	7.7	9.7

Segment operating profit	119.6	117.6

Corporate
General corporate expenses	(27.5)	(29.1)

Operating income	92.1	88.5

Interest expense	16.6	20.5

Other non-operating (income) expense, net	4.1	0.1

Income before income taxes	$71.4	$67.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
U.S. Packaging
Net sales	$746.0	$765.1

Operating profit as reported	$86.0	$82.0

Non-GAAP adjustments:
Facility consolidation and other costs (1)	9.4	7.6

Operating profit as adjusted	$95.4	$89.6

Operating profit as a percentage of net sales
As reported	11.5%	10.7%
As adjusted	12.8%	11.7%

Global Packaging
Net sales	$368.5	$394.4

Operating profit as reported	$25.9	$25.9

Non-GAAP adjustments:
Facility consolidation and other costs (1)	(0.1)	0.7
Acquisition-related integration costs (2)	(0.5)	1.7

Operating profit as adjusted	$25.3	$28.3

Operating profit as a percentage of net sales
As reported	7.0%	6.6%
As adjusted	6.9%	7.2%

Pressure Sensitive Materials
Net sales	$140.5	$145.3

Operating profit as reported	$7.7	$9.7

Operating profit as a percentage of net sales
As reported	5.5%	6.7%

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended
	March 31,
	2013	2012
Diluted earnings per share, as reported	$0.47	$0.42

Non-GAAP adjustments per share, net of taxes:
Facility consolidation and other costs (1)	0.06	0.05
Acquisition-related integration costs (2)	—	0.02

Diluted earnings per share, as adjusted	$0.53	$0.49

(1)	Facility consolidation and other costs includes employee-related costs, accelerated depreciation, write down of equipment and other costs related to the Company's facility consolidation program.

(2)	Acquisition related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.